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KADANT INC. One Technology Park Drive Westford, MA 01886 USA Tel: +1 978-776-2000 www.kadant.com	PRESS RELEASE

KADANT 2020 ANNUAL MEETING OF STOCKHOLDERS
TO INCLUDE VIRTUAL ACCESS

WESTFORD, Mass., April 10, 2020 - Kadant Inc. (NYSE: KAI) announced today that, due to the public health concerns relating to the coronavirus pandemic, its Board of Directors has determined to include a virtual meeting component for the 2020 Annual Meeting of Stockholders. The addition of the virtual meeting component will allow stockholders who cannot attend in person due to the coronavirus pandemic the opportunity to participate in the Annual Meeting.

The Annual Meeting will be held on May 12, 2020 at 2:30 p.m. eastern time as previously announced. The physical portion of the meeting will be held as originally announced at the corporate office of Kadant at One Technology Park Drive, Westford, Massachusetts. Full details regarding how to participate in the virtual meeting component will be shared with stockholders by press release, on our website and in a supplemental proxy filing in the near future.

About Kadant

Kadant Inc. is a global supplier of high-value, critical components and engineered systems used in process industries worldwide. The Company’s products, technologies, and services play an integral role in enhancing process efficiency, optimizing energy utilization, and maximizing productivity in resource-intensive industries. Kadant is based in Westford, Massachusetts, with approximately 2,800 employees in 20 countries worldwide. For more information, visit www.kadant.com.

Contacts

Investor Contact Information:
Michael McKenney, 978-776-2000
IR@kadant.com
or
Media Contact Information:
Wes Martz, 269-278-1715
media@kadant.com